Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2014 and Year-End Results

Ocean City, New Jersey – January 27, 2015 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,598,000, or $0.26 per basic and diluted share, for the quarter ended December 31, 2014 as compared to $1,486,000, or $0.23 per basic and $0.22 diluted share, for the same quarter last year. For the full year ended December 31, 2014, net income was $6,298,000, or $1.00 per basic share and $0.98 per diluted share, as compared $5,349,000, or $0.82 per basic share and $0.81 per diluted share, for 2013.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eleven full-service banking offices in eastern New Jersey.

"The Company produced solid results for 2014," said Steven E. Brady, President and CEO. "Net income was up largely on the strength of improved net interest income, and asset quality remained strong. In addition to improved operating results, shareholders benefited from the Company’s capital management efforts. During 2014, we repurchased 515,817 shares of our common stock at a total cost of $7.5 million at an average price of $14.49 per share. We also redeemed $3.1 million of trust preferred securities, reducing our overall funding cost”.

Balance Sheet Review

Total assets increased $4.8 million, or 0.5%, to $1,024.8 million at December 31, 2014 from $1,020.0 million at December 31, 2013. Loans receivable, net, increased $29.2 million, or 3.9%, to $774.0 million at December 31, 2014 from $744.8 million at December 31, 2013. Investments and mortgage-backed securities decreased $17.4 million, or 13.5%, to $111.3 million at December 31, 2014 from $128.7 million at December 31, 2013. Cash and cash equivalents decreased $7.3 million, or 8.3%, to $80.3 million at December 31, 2014 from $87.6 million at December 31, 2013. The increase in total net loans resulted from loan originations and other advances totaling $154.5 million offset by payoffs and payments received of $126.0 million. The decrease in investments and mortgage-backed securities resulted from normal repayments, sales, calls and payoffs exceeding purchases by $17.4 million. Cash and cash equivalents decreased as the Company used its excess liquidity to fund increases in loans and decreases in borrowings.

Deposits increased $6.5 million, or 0.8%, to $787.1 million at December 31, 2014 from $780.6 million at December 31, 2013. The Company continued its focus on core deposits, which increased $18.0 million, or 3.1%, to $608.3 million. Certificates of deposit decreased $11.5 million, or 6.1%, to $178.8 million at December 31, 2014 compared to December 31, 2013. Total borrowings decreased $3.1 million, or 2.6%, to $117.2 million at December 31, 2014 from $120.3 million at December 31, 2013. The decrease resulted from redemption of $3.1 million of trust preferred securities while FHLB advances remained unchanged at $110.0 million.

The Company repurchased a total of 76,599 shares of its common stock during the December 2014 quarter at an average price of $14.19 per share. 105,700 shares remain to be purchased of a previously announced repurchase plan.

Asset Quality

The provision for loan losses totaled $200,000 for the fourth quarter of 2014 compared to $177,000 for the fourth quarter of 2013 and $125,000 for the third quarter of 2014. The increase in the provision over the prior year quarter resulted from lower valuation of loan collateral in 2014 compared to 2013. For the full year, the provision decreased to $462,000 for 2014 compared to $757,000 for 2013. The decrease resulted from lower general reserves in 2014 compared to 2013 due to improved portfolio performance and macroeconomic trends resulting in lower loss rates applied in calculation of general reserves on loans. The allowance for loan losses totaled $3.8 million, or 0.49% of total loans, at December 31, 2014 compared to $4.2 million, or 0.56% of total loans, at December 31, 2013. The Company experienced $901,000 in net charge-off activity for 2014 compared to $555,000 for 2013.

Non-performing assets totaled $6.9 million, or 0.68% of total assets, at December 31, 2014, compared to $5.6 million, or 0.55% of total assets, at December 31, 2013. Non-performing assets consisted of twenty residential mortgages totaling $3.6 million, four commercial mortgages totaling $803,000, one construction mortgage totaling $143,000, one commercial loan totaling $501,000, nine consumer equity loans totaling $502,000, three TDR non-accrual loans totaling $694,000 and six real estate owned properties totaling $650,000.

Income Statement Analysis

Net interest income increased $127,000, or 1.8%, to $7.0 million for the fourth quarter of 2014 compared to $6.9 million in the fourth quarter of 2013. Net interest margin was unchanged in the quarter ended December 31, 2014 at 3.16% from the quarter ended December 31, 2013. On a linked-quarter basis, net interest margin increased 1 basis points from 3.15% in the third quarter of 2014. The changes in the components of net interest income in the fourth quarter of 2014 compared to the fourth quarter of 2013 were an increase in average interest-earning assets of $15.4 million, a decrease in the average yield on interest-earning assets of 8 basis points to 3.99%, an increase in average interest-bearing liabilities of $13.0 million and a decrease average cost of interest-bearing liabilities of 8 basis points to 0.89%.

For the full year, net interest income increased $1.3 million, or 5.1%, to $27.8 million for 2014 compared to $26.5 million for 2013. Net interest margin increased 3 basis points to 3.15% for 2014 from 3.12% for 2013. The increase in net interest income for 2014 as compared to 2013 resulted from an increase in the average interest-earning assets of $35.1 million, a decrease in average interest-bearing liabilities of $8.5 million and a decrease in the average cost of interest-bearing liabilities of 11 basis points to 0.92% offset by a decrease of 11 basis points in the average yield on interest-earning assets to 4.01%.

Other income decreased $56,000, or 5.1%, and $217,000, or 4.9%, for the fourth quarter of 2014 and full year, respectively, compared to the same periods in 2013. The decrease in other income in the fourth quarter of 2014 in comparison to the fourth quarter of 2013 resulted from decreases in deposit fees offset by increases in debit card commissions while the decrease in other income for the full year compared to 2013 resulted from decreases in deposit and loan account fees and cash surrender value of life insurance offset by increases in debit and merchant card commissions and gain on sale of investments.

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Other expenses decreased $213,000, or 3.8%, to $5.3 million for the fourth quarter of 2014, compared to $5.6 million for the fourth quarter of 2013. For the full year, other expenses decreased $207,000, or 0.9%, to $21.8 million for 2014 compared to $22.0 million for 2013. The decrease in the fourth quarter of 2014 in comparison with the fourth quarter of 2013 resulted from decreases in REO expenses of $204,000, occupancy and equipment of $37,000, FDIC insurance of $1,000 and other expenses of $45,000 offset by increases in salaries and benefits of $64,000 and marketing expenses of $10,000. The decrease in other expenses for the full year resulted from decreases in REO expenses of $208,000, occupancy and equipment of $5,000, FDIC insurance of $6,000 and other expenses of $253,000 offset by increases in salary and benefits of $247,000 and marketing expenses of $18,000. The decrease in REO expenses in 2014 resulted from higher costs incurred in 2013 related to properties sold or reevaluated at lower prices than the original recorded investment and the costs associated with maintaining the properties in 2013 that were not incurred in 2014.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (unaudited)

	December 31,	December 31,
	2014	2013	% Change
	(Dollars in thousands)

Total assets	$1,024,754	$1,020,048	0.5%
Cash and cash equivalents	80,307	87,619	(8.3)
Investment securities	111,317	128,701	(13.5)
Loans receivable, net	774,017	744,802	3.9
Deposits	787,078	780,648	0.8
FHLB advances	110,000	110,000	0.0
Subordinated debt	7,217	10,309	(30.0)
Stockholder’s equity	105,811	106,223	(0.4)

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SELECTED OPERATING DATA (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	(Dollars in thousands, except share and per share amounts)

Interest and dividend income	$8,847	$8,860	(0.1)%	$35,367	$34,972	1.1%
Interest expense	1,850	1,990	(7.0)	7,566	8,512	(11.1)
Net interest income	6,997	6,870	1.8	27,801	26,460	5.1

Provision for loan losses	200	177	13.0	462	757	(39.0)

Net interest income after provision for loan losses	6,797	6,693	1.6	27,339	25,703	6.4

Other income	1,052	1,108	(5.1)	4,246	4,463	(4.9)
Other expense	5,337	5,550	(3.8)	21,765	21,972	(0.9)

Income before taxes	2,512	2,251	11.6	9,820	8,194	19.8
Provision for income taxes	914	765	19.5	3,522	2,845	23.8

Net Income	$1,598	$1,486	7.5	$6,298	$5,349	17.7

Earnings per share basic	$0.26	$0.23		$1.00	$0.82
Earnings per share diluted	$0.26	$0.22		$0.98	$0.81

Average shares outstanding:
Basic	6,068,184	6,535,559		6,266,344	6,520,951
Diluted	6,178,602	6,628,203		6,400,804	6,607,109

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$771,576	4.26%	$736,976	4.41%
Investment securities	114,252	2.21%	133,411	2.20%
Total interest-earning assets	885,828	3.99%	870,387	4.07%

Interest-bearing deposits	$714,107	0.36%	$698,004	0.40%
Total borrowings	117,217	4.10%	120,309	4.29%
Total interest-bearing liabilities	831,324	0.89%	818,313	0.97%

Interest rate spread		3.10%		3.10%
Net interest margin		3.16%		3.16%

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	Year Ended December 31, 2014		Year Ended December 31, 2013
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$763,374	4.29%	$718,669	4.47%
Investment securities	119,575	2.16%	129,174	2.23%
Total interest-earning assets	882,949	4.01%	847,843	4.12%

Interest-bearing deposits	$700,027	0.36%	$704,140	0.43%
Total borrowings	119,309	4.21%	123,713	4.41%
Total interest-bearing liabilities	819,336	0.92%	827,853	1.03%

Interest rate spread		3.08%		3.10%
Net interest margin		3.15%		3.12%

ASSET QUALITY DATA (unaudited)

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$4,199	$3,997
Provision for loan losses	462	757

Charge-offs	(977)	(568)
Recoveries	76	13
Net charge-offs	(901)	(555)
Allowance at end of period	$3,760	$4,199

Allowance for loan losses as a percent of total loans	0.49%	0.56%
Allowance for loan losses as a percent of nonperforming loans	60.0%	82.8%

	As of December 31, 2014	As of December 31, 2013
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,626	$3,618
Real estate mortgage - commercial	803	463
Real estate mortgage - construction	143	-
Commercial	501	-
Consumer	502	674
Total	5,575	4,755
Troubled debt restructurings - nonaccrual	694	316
Total nonaccrual loans	6,269	5,071
Real estate owned	650	498
Total nonperforming assets	$6,919	$5,569

Nonperforming loans as a percent of total loans	0.81%	0.68%
Nonperforming assets as a percent of total assets	0.68%	0.55%

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SELECTED FINANCIAL RATIOS (unaudited)

	Year Ended
	December 31, 2014	December 31, 2013

Selected Performance Ratios:
Return on average assets	0.61%	0.51%
Return on average equity	5.89%	5.02%
Interest rate spread	3.08%	3.10%
Net interest margin	3.16%	3.12%
Efficiency ratio	67.91%	71.05%

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (unaudited)

	Q4 2014	Q3 2014	Q2 2014	Q1 2014	Q4 2013
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,997	$6,958	$6,885	$6,960	$6,870
Provision for loan losses	200	125	50	88	177
Net interest income after provision for loan losses	6,797	6,833	6,835	6,872	6,693
Other income	1,052	1,102	1,086	1,006	1,108
Other expense	5,337	5,451	5,530	5,446	5,550
Income before taxes	2,512	2,484	2,391	2,432	2,251
Provision for income taxes	914	904	859	845	765
Net income	$1,598	$1,580	$1,532	$1,587	$1,486

Share Data:
Earnings per share basic	$0.26	$0.25	$0.24	$0.25	$0.23
Earnings per share diluted	$0.26	$0.25	$0.24	$0.24	$0.22
Average shares outstanding basic	6,068,184	6,226,913	6,361,499	6,412,372	6,535,559
Average shares outstanding diluted	6,178,602	6,361,856	6,495,037	6,522,024	6,628,203
Total shares outstanding	6,393,344	6,469,943	6,759,423	6,757,072	6,903,352

Balance Sheet Data:
Total assets	$1,024,754	$1,040,029	$1,013,305	$1,023,032	$1,020,048
Investment securities	111,317	114,927	119,899	124,768	128,701
Loans receivable, net	774,017	773,796	769,556	757,639	744,802
Deposits	787,078	804,552	770,831	783,434	780,648
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	7,217	7,217	10,309	10,309	10,309
Stockholders’ equity	105,811	105,149	108,217	106,194	106,223

Asset Quality:
Non-performing assets	$6,919	$7,887	$7,349	$4,859	$5,569
Non-performing loans to total loans	0.81%	0.97%	0.91%	0.60%	0.68%
Non-performing assets to total assets	0.68%	0.76%	0.73%	0.47%	0.55%
Allowance for loan losses	$3,760	$4,029	$4,067	$4,214	$4,199
Allowance for loan losses to total loans	0.49%	0.52%	0.53%	0.56%	0.56%
Allowance for loan losses to non-performing loans	60.0%	53.7%	58.0%	93.3%	82.8%

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